EXHIBIT 10.15
                                        Amended and Restated
Bank of America                         Business Loan Agreement
===========================================================================

This Amended and Restated Business Loan Agreement dated to be effective February 28, 1997, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, successor by merger to Bank of America Nevada, (referred to hereinafter as the "Bank") and TJ SYSTEMS CORPORATION, a Delaware corporation C'TJS") and TJ COMPUTER SERVICES, INC., a Delaware corporation C'TJCS"). TJS and TJCS are sometimes refer-red to hereinafter individually as the "Borrower" and collectively as the "Borrowers".

RECITALS

A. Borrowers' business consists of acquiring new computer and telecommunications equipment ("Leased Equipment") for lease to unaffiliated third parties ("Lessees"), creating equipment leases ("Equipment Leases") between Borrowers, as lessor, and such Lessees for the Leased Equipment. From time to time, Borrowers will assign such Equipment Leases ("Lease Assignments") to other unaffiliated third party investors ("Assignees") for negotiated fees ("Assignment Fees"). Pursuant to said Lease Assignments, Borrowers retain title to the Leased Equipment and grants to said Assignee a security interest in said Leased Equipment.

B. Bank and Borrowers are parties to that certain Business Loan Agreement dated as of July I 1, 1995 (the "Original Loan Agreement"), which established a revolving line of credit in the original maximum principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the "Loan"). The Original Loan Agreement was subsequently modified on December 6, 1995, December 11, 1995, March 10, 1996, July 1, 1996, and August 15, 1996. Capitalized terms used herein without definition shall have the same meanings given in the Original Loan Agreement.

C. In connection with the Loan, TJS and TJCS each executed a Security Agreement dated July 11, 1995, in favor of Bank, granting to Bank collateral defined therein (the "Security Agreement").

D. In connection with the Loan, TJS executed Uniform Commercial Code Financing Statements on Form UCC- 1 dated July 11, 1995, (a) filed in the office of the Secretary of State- of the State of Nevada on July 28, 1995, as Filing No. 9510581, (b) filed in the office of the Secretary of State of the State of New York on July 31, 1995, as Filing No. 154451, and (c) recorded in the Official Records of Clark County, Nevada on August 9, 1995, in Book No. 950809, Instrument No. 01433; and (ii) TJCS executed Uniform Commercial Code Financing Statements on Form UCC- 1 dated July 11, 1995,
(a) filed in the office of the Secretary of State of the State of Nevada on July 28, 1995, as Filing No. 9510582, (b) filed in the office of the Secretary of State of the State of New York on July 31, 1995, as Filing No. 154452, and (c) recorded in the Official Records' of Clark County, Nevada on August 9, 1995, in Book No.950809, Instrument No. 0 1432 (collectively, the "UCCs").

E. In connection with the Loan, Bank and IBM CREDIT CORPORATION ("IBM Credit") entered into that certain Intercreditor and Subordination Agreement made as of July 20, 1995, whereby IBM Credit agreed to subordinate certain of its security interests to the security interests of Bank under the Loan.

F. All of the documents certificates or agreements executed in connection with the Loan, including, without limitation, those listed above and those which evidence, guaranty, secure or modify the Loan, as any or all of them may have been amended or modified to date, shall hereinafter be collectively referred to as the "Existing Loan Documents". This Amended and Restated Business Loan Agreement (the "Agreement"), all other documents executed in connection with this Agreement, and the Existing Loan Documents, as modified hereby, are herein collectively referred to as the "Loan Documents".

G. The Loan matured on October 31, 1996, and since then Bank has been forbearing on a day to day basis.

H. As of February 28, 1997, Borrowers were indebted to Bank under the Existing Loan Documents in the principal amount of Two Million Four Hundred Seventy-Six Thousand Three Hundred Sixty-Five and
No/l00 Dollars ($2,476,3 65.00), plus accrued and unpaid interest of Nineteen Thousand Seven Hundred Forty-Two and 13/100 Dollars ($19,742.13) (collectively, the "Present Debt'), which Present Debt is which Present Debt is due and payable to Bank without offset, counterclaim or any defense of any kind or nature. This principal balance is calculated without regard to any principal payments which are required under this Agreement.

I. Borrowers have requested that Bank modify the Loan as set forth below. Bank, although under no obligation to do so, is willing to so modify the Loan, subject to the terms and conditions set forth below.


                         Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Accuracy of Recitals. Borrowers acknowledge that the Recitals set forth above are true, accurate and correct, and such recitals are incorporated herein by this reference.

2. Reaffirmation of Loan. Borrowers reaffirm all of their obligations under the Loan Documents, and Borrowers acknowledge that they have no claims, offsets, or defenses with respect to the payment of sums due under the Loan or any Loan Document.

3. Modification of Loan Documents. The Loan Documents are hereby amended as follows:

3.1 Maturity Date. The maturity date of the Loan is hereby extended to August 30, 1997 (the "1997 Maturity Date'). All sums owing under the Loan shall be due and payable no later than this extended maturity date.

3.2 Extension of Maturity Date. Borrowers may exercise the option to extend the maturity of the Loan from the 1997 Maturity Date until January 1, 1998 (the "1998 Maturity Date"), if (a) Borrowers request this extension in a written notice which shall be delivered to Bank between sixty (60) and thirty (30) days before the 1997 Maturity Date; and (b) prior to the 1997 Maturity Date, Borrowers satisfy all of the terms and conditions set forth in Section 3.3 of this Agreement, and if no Event of Default exists under the Loan Documents, in a manner satisfactory to Bank in its sole and absolute discretion and judgment. If the Loan is extended beyond the 1997 Maturity Date to the 1998 Maturity Date, Borrowers shall pay to Bank any remaining unpaid principal balance and accrued and unpaid interest and any other fees and expenses due under the Loan no later than the 1998 Maturity Date.

3.3 Conditions to Extension of Maturity Date. Borrowers' right to exercise the option to extend the Loan to the 1998 Maturity Date as described in Section 3.2 of this Agreement, is subject to the following conditions:

(a) Good Condition and Repair. Bank shall have been satisfied that all of the collateral has been well maintained and is in good repair;

(b) No Default. There shall exist no default or event that, with notice of the passage of time or both, would be an Event of Default under any of the Loan Documents, including without limitation this Agreement. There shall have been no material adverse change in any Borrower's financial condition, or event or condition that materially impairs any Borrower's ability to repay the Loan;

(c) Required Principal Reductions. Bank shall have received, in immediately available funds, principal reductions in the amounts stated below no later than the dates listed below:


     Date Due                 Principal Reduction
     ------------------       -------------------
     May 15, 1997                  $ 30,000.00
     June 15, 1997                 $ 40,000.00
     July 15, 1997                 $ 55,000.00
     August 15 1997                $125,000.00


These principal reductions shall be in addition to scheduled principal payments listed. In Section 3.7 or Section 8.24 of this Agreement, and shall be applied to the most remote payment of principal due under this Agreement.

(d) Extension Fee for the 1998 Maturity Date. Bank shall have received, in immediately available funds, an extension fee in the amount of Ten Thousand and No/100 Dollars, no later than May 15, 1997.

3.4 Failure to Satisfy Condition.  If any of the conditions listed in
Section 3.3 of this Agreement have not been satisfied in a manner acceptable to Bank in the exercise of Bank's sole judgment and discretion, Bank, in its sole discretion, may require payment in full of all principal, interest, fees and expenses under the Loan and the Loan Documents on the 1997 Maturity Date, and not grant the extension of the Loan to the 1998 Maturity Date.

3.5  Interest Rate.

(a) Effective February 28, 1997, interest shall accrue on the unpaid principal balance of the Loan at an annual interest rate equal to the Reference Rate in effect from time to time plus two hundred (200) basis points; and

(b) effective April 1, 1997, the interest rate shall accrue on the unpaid principal balance of the Loan at an increased annual interest rate equal to the Reference Rate in effect from time to time plus four hundred (400) basis points (the "Interest Rate").

The Reference Rate is the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the date specified in the public announcement of a change in the Reference Rate.

3.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

3.7 Payment. Concurrently with the execution of this Agreement, an initial principal reduction in the amount of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) shall be due and payable. Beginning March 15, 1997, installments of principal, each in the amount specified below for the due date specified below, shall be due and payable on the fifteenth (15th) day of each month, plus interest accrued through the last day of the immediately preceding month on the then outstanding principal balance at the applicable Interest Rate in effect pursuant to Section 3.3 (c) of this Agreement. The principal payment schedules listed below do not include the principal reductions required under Section 3.3-W or Section 8.24 of this Agreement.


Date Due                                Principal Payment
--------------------------------        -----------------
Upon execution of this Agreement        $ 180,000.00
March 15, 1997                          $  40,000.00
April 15, 1997                          $  40,000.00
May 15, 1997                            $  60,000.00
June 15, 1997                           $  60,000.00
July 15, 1997                           $  60,000.00
August 15, 1997                         $  60,000.00
September 15, 1997                      $  80,000.00
October 15, 1997                        $  80,000.00
November 15, 1997                       $  80,000.00
December 15, 1997                       $ 120,000.00
January 1, 1998                         all remaining unpaid
                                        principal, accrued and
                                        unpaid interest, and
                                        any unpaid fees and
                                        expenses


The principal payment schedule listed above shall be in effect if Bank agrees to extend the Loan is extended to the 1998 Maturity Date. If Bank does not agree to extend the Loan to the 1998 Maturity Date, the principal payments due concurrently with the execution of this Agreement and on March 15, 1997, April 15, 1997, May 15, 1997, June 15, 1997, July 15, 1997, and
August 15, 1997, shall be due as stated in this Section 3.7, and all remaining unpaid principal, accrued and unpaid interest, and any unpaid fees and expenses shall be due no later than the 1997 Maturity Date.

3.8 Term Loan. Borrowers acknowledge that: (a) the Loan is modified to be a non-revolving term loan; (b) Bank has no obligation to make any additional advances on the Loan; and (c) any principal payments shall be applied to the Loan as a permanent principal reduction and shall not be available for readvance by Borrowers.

3.9 Bank of America Address. All addresses of Bank in the Loan Documents are amended to read:

          Bank of America National Trust & Savings Association
          Dept.  No. 4934, Attn.: Gary L. Richerson
          101 North First Avenue
          Phoenix, Arizona, 85003

Any notices to the Bank under any of the Loan Documents shall be sent to this address (or any other address later specified by Bank) certified mail, return receipt requested.

4. Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrowers' sole cost and expense in a manner acceptable to Bank in the exercise of Bank's sole judgment and discretion:

(a) Bank shall have received fully executed, and where appropriate, acknowledged originals this Agreement and any other documents which Bank may require or request in accordance with this Agreement or the other Loan Documents.

(b) Bank shall have received, in immediately available funds, a fully earned and nonrefundable extension fee in the amount of Five Thousand and No/100 Dollars ($5,000.00).

(c) Bank shall have received, in immediately available funds, the initial principal reduction required under Section 3.7 of this Agreement in the amount of One Hundred Eighty Thousand and No/I 00 Dollars ($180,000.00).

(d) Bank shall have received reimbursement, in immediately available funds, of all costs and expenses incurred by Bank in connection with this Agreement, including charges for title insurance (including endorsements), recording, filing, and escrow charges, fees for appraisal, architectural and engineering review, construction services and environmental services, mortgage taxes, and legal fees, costs and expenses of Bank's counsel. Borrowers acknowledge that any extension fees payable in connection with this transaction does not include the amounts payable by Borrowers under this Section 4 (d) or under Section 6.8 of this Agreement.

(e) Bank shall have received a copy of each Borrower's articles of incorporation, bylaws and any amendments thereto.

(f) Evidence of insurance coverage, as required in Section 8.18 of this Agreement.

(g)  Any other items that Bank may reasonably require.

5.   Collateral; Audits of Collateral.

5.1 Personal Property. Borrowers' obligations to Bank under this Agreement will be secured by personal property Borrowers now own or will own in the future as listed below. The collateral is further defined in the Security Agreements. In addition, personal property collateral securing the Loan shall also secure all other present and future obligations.of Borrowers or any one of them to Bank (excluding consumer credit covered by the federal Trust in Lending law, unless Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of Borrowers or any one of them to Bank shall also secure the Loan.

(a) Machinery, equipment, and furniture, including Leased Equipment, provided such Leased Equipment may be subject to the terms of Equipment Leases and security interests in favor of Assignees.

(b)  Inventory.

(c) Receivables (including accounts receivable due on Leased Equipment subject to third party assignments), patents, trademarks and other general intangibles.

5.2 Ownership. Borrowers lawfully possess and hold a 100% ownership interest in all of the collateral for the Loan, free and clear of any defects, reservations of title and conditional sales contracts, and also of any security interests other than those in favor of Bank, other than those previously approved by Bank in writing. There is no financing statement affecting any collateral for the Loan on file in any public office except for financing statements in favor of Bank, other than those previously approved by Bank in writing.

5.3 Access to Properly, Books and Records. Borrowers shall allow Bank to examine, copy and audit its books and records. Any site visit, observation or examination by Bank shall be solely for the purpose of protecting Bank's security and preserving Bank's rights under the Loan Documents. Bank owes no duty of care to protect Borrowers or any other party against, or to inform Borrowers or any other party of, any adverse condition affecting the Loan, the collateral for the Loan, or Borrowers' ability to repay the Loan. If any of the Borrowers' properties, books or records are in the possession of a third party, Borrowers authorize the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

5.4 Bank Use Only. Borrowers acknowledge that any inspections, audits or evaluations performed by Bank of the collateral securing the Loan pursuant to this Agreement (a) are solely for Bank's use in evaluating and underwriting an existing or proposed transaction in Bank's capacity as an existing or proposed lender, and (b) shall not be relied upon by any person or entity, including, without limitation, any Borrower, other than Bank. Bank makes no express or implied representation or warranty of any kind with respect to such inspection, audit or evaluation of the collateral. Bank expressly disclaims any liability to any person or entity, including, without limitation, any Borrower, with respect to such inspections, audits or evaluations.

6.   Payments and Costs.

6.1 Telephone Authorization. Bank may honor telephone instructions for repayments given by any one of the individuals authorized to sign loan agreements on behalf of Borrowers, or any other individual designated in writing by any one of such authorized signers. Borrowers indemnify and excuse Bank (including its officers employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.2  Direct Debit.

(a) Borrowers agree that interest and principal payments and any fees will be deducted automatically on the due date from Borrowers' account number
[         ], or such other of Borrowers' accounts with Bank as designated in writing by Borrowers (the "Designated Account").

(b) Bank will debit the Designated Account on the dates the payments become due. If a Due date does not fall on a Banking Day, as defined below, Bank will debit the Designated Account on the first Banking Day following the due date.

(c) Borrowers will maintain sufficient funds in the Designated Account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.3 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which Bank is open for business in Nevada. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.4 Taxes. Borrowers will not deduct any taxes from any payments it makes to Bank. If any government authority imposes any taxes on any payments made by Borrowers, Borrowers will pay the taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Upon request by Bank, Borrowers will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within thirty (30) days after the due date. However, Borrowers will not pay Bank's net income taxes.

(6.5) Prepayment. Borrowers may prepay the Loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

6.6 Late Charge on Late Payments. In the event any payment required hereunder is received by Bank fifteen (15) days after its due date, Borrowers agree to pay to Bank a late charge of five percent (5.00%) of each overdue payment (whether the overdue payment is a payment of interest only or a payment consisting of principal and interest). Borrowers will pay this late charge only once on any late payment.

6.7 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement or any of the Loan Documents, advances under this Agreement will, at the option of Bank, bear interest at a rate per annum which is two hundred (200) basis points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

6.8 Expenses and Costs. Borrowers agree to reimburse Bank, immediately upon written request of Bank, in immediately available funds.

(a) Audit Expense. Bank's cost of periodic audits and appraisals of the personal property collateral securing the Loan, at such intervals as Bank may reasonably require, immediately upon written request of Bank. The audits and appraisals may be performed by employees of Bank or by independent appraisers.

(b) Administration Costs. All reasonable costs incurred by Bank in connection with administering this Agreement.

7. Borrowers' Representations and Warranties. Borrowers represent and warrant to Bank as follows:

7.1 Loan Documents. All representations and warranties made and given by Borrowers in the Loan Documents are true, complete, accurate and correct.

7.2 Borrowing Entity. Each Borrower is a Delaware corporation, which is duly organized, validly existing and in good standing under the laws of the State of Delaware. There have been no changes in the organization, composition, ownership, structure or formation documents of Borrowers since the inception of the Loan. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.3 Enforceable Loan Documents. The Loan Documents, including this Agreement, to which Borrowers are a party are legal, valid and binding, agreements of Borrowers enforceable in accordance with their respective terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.5 Financial Information. All financial and other information that has been or will be supplied to Bank is: (a) sufficiently complete to give Bank accurate knowledge of each Borrower's financial condition; (b) in form and content required by Bank and in accordance with Generally Accepted Accounting Practices ("GAAP"); and (c) in compliance with all applicable government regulations. No material adverse change has occurred in the business assets, or financial condition of Borrowers since Borrowers last supplied financial statements or information to Bank.

7.6 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower, which, if lost, would impair Borrowers' financial condition or ability to repay the Loan, except as have been disclosed in writing to Bank prior to this Agreement.

7.7 Permits, Franchises. Borrowers possess all permits, memberships, franchises, contracts, and licenses required and all trademark rights, trade name rights, patent rights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

7.8 Other Obligations. Borrowers are not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.9 Income Tax Returns. Borrowers have no knowledge or any pending assessments or adjustments of its income tax for any year.

7.10 No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

7.11 No Claims or Defenses. The Present Debt is due and payable to Bank, and Borrowers have no claims, offsets, counterclaims or defenses with respect to: (a) the payment of the Present Debt; (b) the payment or any other sums due under the Loan Documents; (c) the performance of Borrowers' obligations under the Loan Documents; or (d) any liability under any of the Loan Documents.

7.12 Claims, Disputes, Impairments. Borrowers have no pending litigation, tax claims, proceedings or disputes that may adversely affect Borrowers' financial condition or impair Borrowers' ability to perform under the Loan Documents.

7.13 ERISA Plans.

(a) Borrowers have fulfilled their obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires thirty (30) days' notice.

(c) No action by Borrowers to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
Agreement:

(i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

(iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

(iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

7.14 Location of Borrower. Borrowers' place of business (or, if Borrowers have more than one place of business, its chief executive office) is located at the address listed under Borrowers' signature on this Agreement.

8. Covenants. Borrowers agree, so long as credit is available under this Agreement and until Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of the credit only for working capital.

8.2 Financial Information. To provide the following financial information and statements and such additional information as requested by Bank from time to time:

(a) Within 120 days of each calendar year end, Borrowers' annual financial statements for the immediately preceding calendar year, including
Borrowers' Form 10-KSB. These financial statements must be prepared by a Certified Public Accountant ("CPA") acceptable to Bank. The statements shall be prepared on a consolidated basis.

(b) Within 60 days of each calendar quarter end, Borrowers' Quarterly financial statements for the immediately preceding calendar quarter, including Borrowers' Form 10-QSB. These statements may be internally prepared. The statements shall be prepared on a consolidated basis.

(c) Promptly upon Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports of Borrowers as Bank may reasonably request from time to time.

8.3 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least Four Million Five Hundred Thousand and No/100
Dollars ($4,500,000.00), to be measured on a quarterly basis.   Patents,
trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.4 Equipment Leases in Default. Not to have more than Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate of Equipment Leases in default at any time.

8.5 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to Bank), or become liable for the debts of others without Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Additional debts for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

(e) Additional debts and lease obligations for business purposes which do not exceed a total principal amount of One Million and No/100 Dollars ($1,000,000.00) outstanding at any one time.

8.6 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property Borrowers now or later own, except:

(a)  Deeds of trust and security agreements in favor of Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to Bank.

(d) Additional purchase money security interests if the total principal amount of debts secured by such liens does not exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) at any one time.

(e) Liens created through assignment of Equipment Lease stream revenues to third-party lenders.

8.7 Dividends. Not to declare or pay any dividends on any of its shares, except:

 (a) dividends payable on its preferred stock;

 (b) from earnings available for dividends and earned during the immediately preceding fiscal year, and in any event, not in excess of Two Hundred Thirty Thousand and No/100 Dollars($230,000.00) in any one fiscal year;

 (c) in an amount in each fiscal year sufficient to cover the federal and state income tax liabilities of Borrowers' shareholder's for the preceding fiscal year arising as a direct result of Borrowers' reported income tax for such fiscal year.

8.8 Loans to Officers. Not to make any loans, advances or other extensions of credit to any of Borrowers' executives, officers, directors or shareholders (or any relatives of any of the foregoing) in excess of Thirty Thousand and No/100 Dollars ($30,000.00) in the aggregate.

8.9 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in Borrowers' capital ownership, except between existing shareholders.

8.10 Notices to Bank.  To promptly notify Bank in writing of:

(a) any lawsuit over Two Hundred Thousand and No/100 Dollars ($200,000.00) against any Borrower.

(b) any substantial dispute between any Borrower and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in any Borrower's financial condition or operations.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if said Borrower has more than one place of business.

8.11 Books and Records.  To maintain adequate books and records.

8.12 Audits. To allow Bank and its agents to inspect Borrowers' properties and examine, audit, and make copies of books and records at any reasonable time. If any of Borrowers' properties, books or records are in the possession of a third party, Borrowers authorize that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records.

8.13 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over Borrower's business.

8.14 Preservation of Rights. To maintain and preserve all rights, privileges and franchises Borrowers now have.

8.15 Maintenance of Properties.   To make any repairs, renewals, or
replacements to keep Borrowers' properties in good working condition.

8.16 Perfection of Liens. To help Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.17 Cooperation. To take any action requested by Bank to carry out the intent of this Agreement.

8.18 Insurance.

(a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of Bank in a form acceptable to Bank.

(b) General Business Insurance. To maintain insurance satisfactory to Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrowers' properties, public liability insurance, including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for Borrowers' business.

(c) Evidence of Insurance. To deliver to Bank, upon the request of Bank, a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

8.19 Additional Negative Covenants. Not to, without Bank's written consent:

(a) engage in any business activities substantially different from Borrowers' present business.

(b) liquidate or dissolve any Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate or other combination.

(d) lease, or dispose of all or a substantial part of any Borrower's business or assets except in the ordinary course of Borrowers' business.

(e)  Acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8.20 Transfer of Assets to a Trust.  Not to transfer any of Borrowers'
assets to a trust unless (a) the   trust agreement governing the trust to
which the assets are to be transferred has been reviewed by Bank and Bank has determined in its sole discretion that such transfer will not be adverse to Bank's interest; and (b) the trustee of such trust issues a guaranty of payment in favor of Bank for the Loan and all of Borrowers' obligations under the Loan Documents in such form as is acceptable to Bank in its sole discretion.

8.21 ERISA Plans.  To give prompt written notice to Bank of-

(a) the occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires thirty (30) days' notice.

(b) any action by Borrowers to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041(b) of ERISA.

(c) any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under
Section 4041 of ERISA.

8.22 Ratio of Residual Value to Unfinanced Capital Expenditures. The ratio of cash received from residual value of Leased Equipment liquidations at scheduled Equipment Lease maturities to Unfinanced Capital Expenditures may not be less than 2.00:1.00 on a quarterly basis. This ratio shall be tested at the end of each calendar quarter for the immediately preceding quarter, by dividing the sum of actual cash received from the liquidation or sale of Leased Equipment sold at Equipment Lease maturities during the immediately preceding calendar quarter, per Borrowers' current Form 10-QSB, or Form 10-KSB, as applicable, by the sum of the calculated Unfinanced Capital Expenditures.

"Unfinanced Capital Expenditures" means the total cost of Leased Equipment purchases, less the proceeds from discounted Equipment Lease rentals.

8.23 Adjusted EBITDA Debt Coverage Ratio. To maintain on a consolidated basis an Adjusted EBITDA Debt Coverage Ratio of at least 1.0:1.0. This ratio will be calculated at the end of each fiscal quarter, using the prorated current portion of lease payments due on assigned non-recourse discounted operating leases.

"Adjusted EBITDA Debt Coverage Ratio" means the ratio of Adjusted EBITDA to the sum of the current portion of long term debt plus (a) the current portion of lease payments due on assigned non-recourse discounted operating lease, plus (b) non-lease related interest expense, plus (e) dividends.

"Adjusted EBITDA" means the sum of operating income plus (a) operating lease depreciation, plus (b) operating lease interest.

8.24 New Equity Investments. To pay to Bank twenty-five percent (25%) of net proceeds from new equity investments within ninety (90) days of Borrowers' receipt of said investments, to be applied as principal reductions to the Loan. Such principal reductions shall be in addition to any other payments required under this Agreement. and shall be applied to the most remote payment of principal due under this Agreement.

9. Hazardous Waste Indemnification. Each Borrower will indemnify and hold Bank harmless from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about each Borrower's property or operations or property leased to each Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. For these purposes, the term "hazardous" or "toxic" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state, or local law. This indemnity will survive repayment of Borrowers' obligations to Bank.

10. Events of Default. Notwithstanding any provision of the Loan Documents, from and after the date of this Agreement, the following shall constitute "Events of Default":

10.1 Failure to Pay. Borrowers fail to make a payment when due under: (a) this Agreement; (b) any of the other Loan Documents; or (c) any other agreement any Borrower has with Bank or any affiliate of Bank.

10.2 Non-Compliance. Borrowers fail to meet the conditions of, or fail to perform, any obligation under: (a) this Agreement; (b) any of the other Loan Documents; or (c) any other agreement any Borrower has with Bank or any affiliate of Bank.

10.3 Cross-Default. Any default occurs under any agreement in connection with any credit any Borrower has obtained from anyone else or which any Borrower has guaranteed.

10.4 Lien Priority. Bank fails to have an enforceable first lien on all property given as collateral for the Loan.

10.5 False Information. Borrowers or any officer, authorized agent or accountant of Borrowers have given Bank false, incomplete or misleading information or representations.

10.6 Death. If any principal officer or majority shareholder of any Borrower dies.

10.7 Bankruptcy. Any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower, or any Borrower makes a general assignment for the benefit of creditors.

10.8 Receivers. A receiver or similar official is appointed for any Borrower's business, or the business of any Borrower is terminated.

10.9 Lawsuits. Any lawsuit or lawsuits are filed against Borrowers in an aggregate amount of Two Hundred Thousand and No/100 Dollars ($200,000.00).

10.10 Judgments. Any judgments or arbitration awards are entered against any Borrower, or any Borrower enters into any settlement agreements with respect to any litigation or arbitration, in, an aggregate amount of Two Hundred Thousand and No/100 Dollars ($200,000.00).

10.11 Government Action. Any governmental authority takes action that Bank reasonably believes materially adversely affects Borrowers' financial condition or ability to repay the Loan or perform pursuant to any of the Loan Documents.

10.12 Default under Related Agreements. Any subordination agreement, security agreement, deed of trust, or other document required by the Loan Documents is violated or no longer in effect.

10.13 Other Breach under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any terms of this Agreement not specifically referred to in this Article.

10.14 Dissolution or Liquidation. Any Borrower dissolves or liquidates, or if Borrower is a trust, the trust is revoked or materially modified or there is a change or substitution of the trustee.

10.15 Material Adverse Change. A material adverse change occurs in: (a) the financial condition of Borrowers; (b) the value of the collateral; (c) the ability of Borrowers to repay the Loan; (d) the control or ownership of Borrowers; or (e) the operations or business of Borrowers.

10.16 ERISA Plans. The occurrence of any one or more of the following events with respect to Borrowers, provided such event or events could reasonably be expected, in the judgment of Bank, to subject Borrowers to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrowers with respect to a Plan:

(a) A reportable event with respect to a Plan which is, in the reasonable judgment of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any plan termination (or commencement of any proceeding to terminate a Plan) or Borrowers' full or partial withdrawal from a Plan.

If any of the foregoing Events of Default occur, Bank may do any one or more of the following, in Bank's sole and absolute discretion: declare Borrowers in default, require Borrowers to repay Borrowers' entire debt immediately and without prior notice, collect interest at the default interest rate contained in the Note from the date of default without accelerating the payments or exercising any other remedies, and exercise any and all of Bank's rights, powers and remedies under any of the Loan Documents, including this Agreement, or otherwise available at law or in equity. If a bankruptcy petition is filed with respect to any Borrower, the entire debt outstanding under this Agreement will automatically be due and payable immediately. Borrowers shall have fifteen (I 5) days, from receipt of written notice of an Event of Default, to cure the default.

11. Borrowers Acknowledgments. Borrowers hereby acknowledge and agree that:

11.1 No Breach By Bank. Bank (including all its predecessors) has not breached any duty to any Borrower in connection with the Loan, and Bank (including all its predecessors) has fully performed all obligations it may have had or now has to Borrowers.

11.2 Interest and Other Charges. All interest or other fees or charges heretofore imposed, accrued or collected by Bank (including all its predecessors) under the Loan Documents or in connection with the Loan through the date hereof, and the methodof computing the same, were and are proper and agreed to by Borrowers and were properly computed and collected.

11.3 Note Balances. The outstanding balances owing on the Note, as described in this Agreement, are true and correct.

11.4 No Waiver. Except as specifically provided herein, by entering into this Agreement, Bank does not waive any existing default or any default hereafter occurring, or become obligated to waive any condition or obligation in any agreement between or among any of the parties hereto.

11.5 No Future Obligations. Bank has no obligation to make any additional loan or extension of credit to or for the benefit of any Borrower, and no obligation to further extend the maturity date of any credit extended to any Borrower.

11.6 No Third -Party Beneficiaries. This agreement is not intended for, and shall not be construed to be for, the benefit of any person not a signatory thereto.


12.  Reference and Arbitration.

12.1 Mandatory Arbitration. Unless expressly prohibited by law, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

12.2 Provisional Remedies, Self-Help and Foreclosure.  No provision of this
Section 12 shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property or collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or by judicial foreclosure of the deed of trust or mortgage.

13. Release of Bank. In consideration of the agreements and of Bank set forth in this Agreement, Borrowers and all of their respective heirs, personal representatives, predecessors, successors and assigns (individually and collectively, the "Releasors"), hereby fully release, remise, and forever discharge Bank, the parent of Bank and all other affiliates and predecessors of Bank, and all past and present officers, directors, agents, employees, servants, partners, shareholders, attorneys and managers of Bank, the parent of Bank, and all other affiliates, and predecessors of Bank and all of their respective heirs, personal representatives, predecessors, successors and assigns, for, from, and against any and all claims, liens, demands, causes of action, controversies, offsets, obligations, losses, damages and liabilities of every kind and character whatsoever, including, without limitation, any action, omission, misrepresentation or other basis of liability founded either in tort or contract and the duties arising thereunder, that the Releasors, or any one of more of them, has had in the past, or now has, whether known or unknown, whether asserted or unasserted, by reason of any matter, cause or thing set forth in, relating to or arising out of, or in any way connected with or resulting from, the Loan or the Loan Documents.

14.  Joint and Several Liability.

(a) Each Borrower agrees that Borrowers are jointly and severally liable to Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower. Bank may bring an action against any Borrower, whether an action is brought against the other Borrower.

(b) Each Borrower agrees that any release which be given by Bank to the other Borrower will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower or any other party liable to Bank for the obligations of Borrowers under this Agreement.

(d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the financial condition of the other Borrower.

(e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(f) Each Borrower represents and warrants to Bank that it will derive benefit, directly or indirectly, from the collective administration and availability of credit under this Agreement. Each Borrower agrees that Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g) Each Borrower waives any right of subrogation, reimbursement indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and right to participate in, any security now or hereafter held by Bank.

15. Rights in the Event of Bankruptcy. If there shall be filed by or against any Borrower a petition (whether voluntary or involuntary) under any chapter of the United States Bankruptcy Code (the "Code") on or after the date of this Agreement, it is the intention of Borrowers and Bank that the terms and conditions of this Agreement with respect to Borrowers shall be incorporated into a plan of reorganization under Section 1129 of Code (a "PI&'). Borrowers agree that under any potential Plan which may be filed in the future (a) this Agreement shall represent a necessary element of such Plan, (b) Borrowers will not seek to alter or amend any of terms and conditions of this Agreement, (c) such terms and conditions are necessary for Bank's adequate protection, and (d) such terms and conditions will remain binding upon Borrowers in any such Plan. If Borrowers fail to obtain confirmation of a plan of reorganization incorporating the terms of this Agreement within one hundred twenty (120) days after a petition is filed, Bank is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of any of the Loan Documents against the collateral, including specifically, but not limited to, the stay imposed by Section 362 of the Code. Borrowers hereby consent to the immediate lifting of any such automatic stay, and will not contest any motion by Bank to lift such stay. Borrowers acknowledge that Bank's interest in the collateral can be adequately protected only if a plan of reorganization incorporating the terms of this Agreement is confirmed within one hundred twenty (120) days after the petition is filed. Bank reserves its right to seek all remedies available to credits under the Code, including, but not limited to, the right to move for relief from the automatic stay at any time.

16.  Miscellaneous.

16.1 Incorporation. This agreement shall form a part of each of the Loan Documents, and all references to one of the Loan Documents shall mean that document as hereby modified.

16.2 No Prejudice; Reservation of Rights. This Agreement shall not prejudice any rights or remedies of Bank under the Loan Documents. Bank reserves, without limitation, all rights which it has against any indemnitor, guarantor, or endorser of the Note.

16.3 No Impairment. Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all such documents shall remain in force and effect.

16.4 Purpose and Effect of Bank's Approval. Bank's approval of any matter in connection with the Loan shall be for the sole purpose of protecting Bank's security and rights. No such approval shall result in a waiver of any default of Borrowers. In no event shall Bank's approval be a representation of any kind with regard to the matter being approved.

16.5 Integration. The Loan Documents, including this Agreement, (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents, including this Agreement, and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail. No supplement modification or amendment of this Agreement or the other Loan Documents shall be effective unless in writing and signed by Bank and Borrowers.

16.6 Cross Default. Any default under this Agreement or an Event of Default under any of the Loan Documents shall be an Event of Default under each and every of the other Loan Documents.

16.7 Counterparts/Construction/Time of Essence. This Agreement and any attached consents or exhibits requiring signatures may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute one and the same agreement. Section headings and paragraph titles used in this Agreement are for reference only and shall not affect or limit the interpretation of meaning of any provisions of this Agreement. As used in this Agreement, the word "include(s)" means "include(s), without limitation", and the word "including" means "including, but not limited to".

16.8 Severability. If any court of competent jurisdiction determines any provision of this Agreement or any provision in any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect.

16.9 Exchange of Information. Borrowers agree that Bank may exchange or disclose financial information about any Borrower with or to any BankAmerica Corporation affiliates or other related entities.

16.10 Governing Law/Rights in Event of Litigation. This Agreement shall be governed by and construed according to the laws of the State of Nevada. Borrowers hereby submit to jurisdiction and venue in Clark County, Nevada, and agrees that any and all litigation or arbitration proceeding shall be maintained in Clark County, Nevada. In the event of judicial proceedings, Borrowers agree that all issues in such judicial proceeding litigation (including defenses, cross-claims and counter-claims) shall be resolved by a judge and not a jury and, therefore, Borrowers waive their rights to a jury trial which they otherwise would have had.

16.11 Attorneys' Fees. In any lawsuit or arbitration proceeding between Bank and any Borrower which relates to, arises out of, or involves in any way this Agreement or any of the other Loan Documents, the prevailing party in said action shall be entitled to recover all of its attorneys' fees (including any allocated fees of in-house counsel) and costs (including but not limited to "taxable costs" as defined by statute) associated with such suit or arbitration.

16.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, Borrowers may not transfer their rights under the Loan Documents without the prior written consent of Bank. Bank may transfer its rights under the Loan Documents to any successor in interest.

16.13 No Waiver/Cumulative Remedies/Survival. No failure to exercise or no delay in exercising any right, power or remedy hereunder or under any of the Loan Documents shall impair any rights power or remedy that Bank may have, nor shall such delay be construed to be a waiver of any of such rights, powers or remedies. Bank shall not be deemed to have waived any right, power or remedy except in writing signed by an officer of Bank expressly stating that it is a waiver of same right, power or remedy. The rights, powers and remedies of Bank under the Loan Documents are cumulative and not exclusive of any rights, powers or remedies that Bank would otherwise have, and may be pursued at any time and from time to time and in such order as Bank shall determine in its sole discretion. The representations, warranties, acknowledgments and agreements set forth herein shall survive the date of this Agreement.

16.14 Mutual Agreement. The parties hereto agree that the terms and provisions of this Agreement embody their mutual intent and that such terms and provisions are not to be construed more liberally in favor, nor more strictly against, any party. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if it had been prepared by all of the parties.

16.15 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted account principles, consistently applied.

16.16 Disposition of Schedules. Reports, Etc. Delivered by Borrowers. Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by Borrowers. Bank will destroy or otherwise dispose of such materials at such time as Bank, in its discretion, deems appropriate.

16.17 Returned Merchandise. Until Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, Borrowers may continue their present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by Borrowers or upon such other disposition of the merchandise by the debtor in accordance with Borrowers' instructions.

16.18 Verification of Receivables. Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

16.19 Indemnification. Borrowers agree to indemnify Bank against, and hold Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) incurred by Bank and arising from any contention whether well-founded or otherwise, that there has been a failure to comply with any law regulating Borrowers' sales or leases to or performance of services for debtors obligated upon Borrowers' accounts receivable and disclosures in connection therewith. This indemnity will survive repayment of Borrowers' obligations to Bank and termination of this Agreement.

16.20 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrowers may specify from time to time.


16.21 Prior Agreement Superseded. This Agreement supersedes the Original Loan Agreement, which was subsequently modified on December 6, 1995, December 11, 1995, March 10, 1996, July 1, 1996, and August 15, 1996, and
any credit outstanding thereunder shall be deemed outstanding under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below to be effective as of the day and year set forth above.




Bank of America National               TJ Systems Corporation,
Trust and Savings Association          a Delaware corporation


By:  /s/ David B. Strong               By:  /s/  Michael F. Daniels
     -------------------------              -----------------------
     David B. Strong, its                   Michael F. Daniels, its
     Vice President                         President




                                       TJ Computer Services, Inc.
                                       a Delaware corporation



                                  By:  /s/ Michael F. Daniels
                                            ----------------------
                                            Michael F. Daniels, its
                                            President


Address where notices to           Address to where notices to the
the Bank are to be sent:           Borrowers are to be sent:

101 North First Avenue,            6540 South Pecos Road, Suite 103
Dept. 4934                         Las Vegas, NV 89120
ATTN.: Gary L. Richerson
Phoenix , Arizona 85003